Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicholas Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Katie MacGillivary Vice President, CFO Ph # – 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports

3nd Quarter Results

February 2, 2017 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended December 31, 2016, diluted earnings per share decreased 40% to $0.21 as compared to $0.35 for the three months ended December 31, 2015. Net earnings were $1.6 million and $2.7 million for the three months ended December 31, 2016 and 2015, respectively. Revenue decreased 3% to $22.0 million for the three months ended December 31, 2016 as compared to $22.8 million for the three months ended December 31, 2015.

For the nine months ended December 31, 2016, per share diluted net earnings decreased 33% to $0.83 as compared to $1.24 for the nine months ended December 31, 2015. Net earnings were $6.5 million and $9.7 million for the nine months ended December 31, 2016 and 2015, respectively. Revenue remained relatively flat at $67.6 million for the nine months ended December 31, 2016 as compared to $67.5 million for the nine months ended December 31, 2015.

Our net earnings for the three months ended December 31, 2016 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and past-due accounts along with a reduction in the gross portfolio yield. To a lesser extent, our results were favorably impacted by a decrease in operating expenses which was partially offset by a change in the interest rate swaps.

Our net earnings for the nine months ended December 31, 2016 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and past-due accounts along with a reduction in the gross portfolio yield. Conversely, our results were favorably impacted by a decrease in operating expenses.

“During our third quarter, competition for new loan originations remained high with yields that continued to trend lower. We do not expect to see any material changes during our fourth quarter ending March 31, 2017,” stated Ralph T. Finkenbrink, the Company’s President and CEO.

As previously disclosed, on October 1, 2016; the Company moved all loan-servicing operations from branch locations to a centralized location within its Corporate Headquarters in Clearwater, FL. The Company’s continued portfolio weakness was exacerbated by greater than anticipated difficulties in implementing the centralized collection model. In early January 2017, the Company elected to move most of the servicing and collection activity back to 31 branch offices, or 48% of its branch network. Please refer to the Current Report on Form 8-K filed by the Company on January 11, 2017 for further details. We continue to evaluate the various markets in which we operate; however, we do not expect any significant changes to the number of branches or other operations during our fourth quarter ending March 31, 2017. The Company continues to evaluate various strategies in an effort to improve its portfolio performance and reduce its operating expenses, although no assurances can be given.

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7,779,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Revenue:
Interest and fee income on finance receivables	$22,044	$22,757	$67,606	$67,469
Expenses:
Operating Professional fees	8,098 386	8,367 306	25,624 1,004	25,273 1,131
Provision for credit losses	8,796	7,599	23,966	18,766
Interest expense	2,258	2,311	6,745	6,750
Change in fair value of interest rate swaps	(81)	(251)	(184)	(128)

	19,457	18,332	57,155	51,792
Operating income before income taxes	2,587	4,425	10,451	15,677
Income tax expense	981	1,698	3,972	6,024

Net income	$1,606	$2,727	$6,479	$9,653

Earnings per share:
Basic	$0.21	$0.36	$0.83	$1.27

Diluted	$0.21	$0.35	$0.83	$1.24

Weighted average shares	7,590,000	7,623,000	7,672,000	7,620,000

Weighted average shares and assumed dilution	7,650,000	7,771,000	7,732,000	7,778,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31, 2016	March 31, 2016
Cash	$3,664	$1,849
Finance receivables, net	321,757	311,837
Other assets	12,420	11,623

Total assets	$337,841	$325,309

Line of credit	$214,340	$211,000
Other liabilities	13,707	11,460

Total liabilities	228,047	222,460
Shareholders’ equity	109,794	102,849

Total liabilities and shareholders’ equity	$337,841	$325,309

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	Three months ended December 31, (In thousands)		Nine months ended December 31, (In thousands)
Portfolio Summary	2016	2015	2016	2015
Average finance receivables, net of unearned interest (1)	$349,916	$340,307	$345,950	$333,006

Average indebtedness (2)	$210,745	$212,685	$209,875	$207,072

Interest and fee income on finance receivables	$22,044	$22,757	$67,606	$67,469
Interest expense	2,258	2,311	6,745	6,750

Net interest and fee income on finance receivables	$19,786	$20,446	$60,861	$60,719

Gross portfolio yield (3)	25.20%	26.75%	26.06%	27.01%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.58%	2.72%	2.60%	2.70%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	10.05%	8.93%	9.24%	7.51%

Net portfolio yield (3)	12.57%	15.10%	14.22%	16.80%
Marketing, salaries, employee benefits, depreciation, administrative, and professional fees as a percentage of average finance receivables, net of unearned interest	9.70%	10.19%	10.26%	10.57%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	2.87%	4.91%	3.96%	6.23%

Write-off to liquidation (5)	12.35%	10.31%	11.02%	8.99%
Net charge-off percentage (6)	8.86%	8.19%	8.57%	7.38%

Note: All three-month and nine-month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.

(2)	Average indebtedness represents the average outstanding borrowings under the Line.

(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.

(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative, and professional fees) as a percentage of average finance receivables, net of unearned interest.

(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.

(6)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 –90 days	Over 90	Total
December 31, 2016	$499,549	$35,184	$17,263	$19,717	$72,164
		7.04%	3.46%	3.95%	14.45%
December 31, 2015	$478,397	$23,971	$7,030	$4,082	$35,083
		5.01%	1.47%	0.85%	7.33%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 –90 days	Over 90	Total
December 31, 2016	$11,511	$282	$155	$125	$562
		2.45%	1.34%	1.09%	4.88%
December 31, 2015	$12,032	$212	$63	$37	$312
		1.76%	0.53%	0.31%	2.60%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended December 31, (Purchases in thousands)		Nine months ended December 31, (Purchases in thousands)
Contracts	2016	2015	2016	2015
Purchases	$45,941	$41,605	$128,312	$142,169
Weighted APR	21.99%	22.55%	22.20%	22.66%
Average discount	6.87%	7.59%	7.00%	7.56%
Weighted average term (months)	57	56	57	56
Average loan	$11,945	$11,346	$11,727	$11,363
Number of contracts	3,846	3,667	10,942	12,512

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of December 31,
Portfolio	2016	2015
Weighted APR	22.43%	22.71%
Weighted average discount	7.48%	7.70%
Weighted average term (months)	57	56
Number of active contracts	37,834	38,013

(1) The following table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.